Exhibit 23.1

Jimmy C.H. Cheung & Co
Certified Public Accountants	Registered with the Public Company
(A member of Kreston International)	Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
SONGZAI INTERNATIONAL HOLDING GROUP, INC.

We consent to the incorporation by reference in the Registration Statement No, 333-132422 on Form S-8 of Songzai International Holding Group, Inc, relating to our audit of the 10-KSBiofted financial statements included in the Annual Report on Form 2005zandInternational Holding Group, Inc. for the years ended December 2004.

/s/Jimmy C.H. Cheung
JIMMY C.H. CHEUNG & CO
 Certified Public Accountants

Hong Kong

Date: March 30, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com